EXHIBIT 99.1

Camco Financial Corporation Announces Fourth Quarter Earnings

CAMBRIDGE, Ohio, Feb. 4, 2008 (PRIME NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) reported net earnings for the quarter ended December 31, 2007, of $807,000, or $0.11 per share, compared to net earnings of $1.26 million, or $0.17 per share, for the fourth quarter of 2006. Net earnings for the full year of fiscal 2007 totaled $4.50 million, or $0.61 per share, compared to $5.87 million, or $0.78 per share, in 2006. Assets totaled $1.02 billion at December 31, 2007.

President and Chief Executive Officer Richard C. Baylor commented, "Deteriorating credit quality continues to take its toll as Ohio struggles with higher than average unemployment and escalating bankruptcy and foreclosure filings. We recorded an appropriate and prudent provision for loan losses of $980,000 during the fourth quarter of 2007 as our nonperforming assets rose to 2.84% of assets from 2.32% at September 30, 2007. However, we believe that our conservative underwriting guidelines have helped to shelter us from the very large loan losses currently being reported by some our peers in Ohio. For the full year, net charge offs were a manageable 25 basis points of average loans. We continue to dedicate personnel to our workout and collection teams and expect improvement in nonperforming asset levels in 2008."

Review of Financial Performance

Net Interest Margin: During the fourth quarter of 2007, the net interest margin increased to 2.94% from 2.85% in the third quarter of 2007 but lower than the 3.16% margin realized during the fourth quarter of 2006. The third quarter of 2007 included a cumulative negative adjustment of $225,000 to loan fee income, which reduced the net interest margin that quarter. The reduction of Federal Home Loan Bank borrowings during the fourth quarter of 2007 helped to reduce the total cost of funds by 7 basis points. The cost of interest-bearing deposits fell 3 basis points during the fourth quarter of 2007 from the previous quarter as management reduced rates paid on high-yield money market accounts and certificates of deposit. These actions were in response to the multiple reductions in the Prime rate during the second half of 2007.

The Company continues to experience strong competition for deposits in its market areas, which is limiting management's ability to quickly reduce the marginal cost of deposits. Continued decreases in the Prime rate will likely compress the net interest margin as loans may reprice quicker than deposits. The Company anticipates the use of brokered deposits in 2008 in order to improve liquidity and reduce reliance on borrowed funds that require collateral. For fiscal 2007, total deposits increased $7.40 million, despite the reduction of $10.00 million of auctioned public funds that were not renewed during the year due to collateral requirements.

During the fourth quarter of 2007, the yield on loans was at 7.04%. The loan portfolio mix continues to shift to higher yielding consumer and commercial loans, which is helping to offset lower effective rates in the loan portfolio during the second half of 2007. Loan portfolio balances fell $22.19 million during the fourth quarter. Conventional mortgage loans comprised 51% of this decrease. The total loan portfolio decreased $6.57 million for the full year of 2007 as management tightened credit standards and became more selective in underwriting new loans in the second half of the year, which reduced new loan production. Additionally, some commercial loans were not renewed due to concerns about the future performance of the loan, which resulted in those loans being refinanced at other institutions.

Mr. Baylor added, "While we have every intention of growing the balance sheet through loan originations, we took the opportunity during what is seasonally a lower loan production quarter, to re-examine credit standards and thoroughly review our loan portfolio. Although we continuously review our loan relationships, we asked our lenders to look even deeper this quarter. The loss of potential new relationships is a result of this internal focus, compounding the effects of a weak economic environment in the Midwest. Our lenders will continue to assist with reducing our nonperforming loan levels throughout the new year, but we expect them to build their portfolios during 2008 and fund that growth with commercial and small business deposit accounts."

Noninterest Income: For the quarter ended December 31, 2007, total noninterest income increased $708,000 to $1.72 million compared to $1.02 million in the fourth quarter of 2006. The fourth quarter of 2006 included a $655,000 reduction in the value of mortgage servicing rights. Lower gains on the sale of loans were offset by an increase in commercial loan prepayment penalties during the fourth quarter of 2007 compared to the third quarter of 2007.

Noninterest Expense: For the quarter ended December 31, 2007, noninterest expense totaled $6.76 million, a reduction of $460,000 from the third quarter of 2007, but an increase of $468,000 from the fourth quarter of 2006. During the third and fourth quarters of 2007, management combined the Company's four retail banking divisions into two regions and closed two residential loan production offices. Severance and other personnel expenses related to these activities totaled $181,000 during the third quarter of 2007. Several commercial lenders and collectors in the Credit Administration department have been hired in 2007. The Company has also launched two branches since the third quarter of 2006, which increased compensation expense in 2007. Compensation expense in the fourth quarter of 2007 was positively impacted through the reduction of bonus accruals by $225,000. Volatile end-of-year deposit balances and lower net income during the fourth quarter reduced the incentive compensation earned by employees and senior management will not receive the cash portion of incentive compensation earned under the Company's key executive incentive plan during 2007. Additional information on the Company's executive compensation was disclosed in a Form 8-K that was filed with the Securities and Exchange Commission on January 28, 2008.

During the fourth quarter of 2007, all other operating expenses decreased $111,000 compared to the third quarter of 2007, but increased $368,000 compared to the fourth quarter of 2006. Most of the increases in other expense can be attributed to a reduction in the value of other real estate owned of $245,000 during the fourth quarter of 2007.

Provision for Income Taxes: The effective tax rate fell to 23.22% during the fourth quarter of 2007, compared to 29.73% in 2006, due to income tax credits earned through the Company's investment in affordable housing projects.

Asset Quality: Net charge-offs totaled $610,000 during the fourth quarter of 2007. Loans secured by 1-4 family and commercial real estate comprised $366,000 and $174,000 of net charge-offs, respectively.Net charge-offs totaled $2.02 million for the full year of 2007.

Nonperforming loans increased to $24.00 million and other real estate owned increased to $5.03 million at December 31, 2007 from $20.45 million and $3.8 million, respectively, at September 30, 2007. Loans secured by 1-4 family properties, commercial real estate and land development projects comprised 36%, 25%, and 22% of nonperforming loans, respectively. While home equity lines of credit comprised approximately 14% of the Company's loan portfolio at December 31, 2007, they comprised only 3.86%, or $925,000, of total nonperforming loans. Approximately 1.46% of the Company's home equity lines of credit were delinquent or on nonaccrual status, which was the lowest delinquency level of any of the Company's loan segments. Land development loans totaled $16.23 million at December 31, 2007, with $5.17 million of that portfolio classified as impaired and on nonaccrual status. Specific reserves on land development loans totaled $642,000. The remaining $11.06 million of land development loans were performing as contractually-agreed and were current as of December 31, 2007.

Strategic Vision:

Balance Sheet Transformation: Camco continues to execute and manage its long-term strategic plan of transforming the balance sheet primarily through increasing the commercial and consumer loan components of its loan portfolio and aggregating core deposits. Management continues to assess organizational alignment and the skills of individuals in key positions. The Company has nearly completed the realignment of its Retail Banking line of business, which included the creation of business development officers who are primarily charged with outside sales of deposit and loan products. Internal and cross-sell initiatives will be driven by personal bankers and office managers. Management believes this alignment, coupled with a new sales incentive program and new deposit products will allow the organization to improve its funding structure through core deposit growth.

Share Repurchase Plan: In April 2007, Camco announced the renewal of a share repurchase plan that authorized the buyback of up to 5% of Camco's common stock. During 2007, Camco repurchased 309,888 shares of common stock, of which 46,500 was repurchased during the fourth quarter.

Branch Optimization and Profitability Improvement Initiatives: During 2007, Camco initiated an internal and external review of its branch network and sales delivery channels and processes. The review focused on operational process efficiency, noninterest income enhancement and branch delivery of products and services. Camco began implementing the results of this initiative in the third quarter of 2007. The disclosure of a new fee structure, the announcement that the Company will close a banking office in its Greater Cincinnati market in January 2008, the closure of two mortgage loan production offices in the fourth quarter of 2007 and the consolidation of two of the Company's regions were part of this plan. Management continues to assess the performance of each branch in the Company's footprint.

Management has dispatched a project team to address, plan and implement the operational and communicative tasks necessary to improve fee collection and address pricing of deposit and loan services. Additional improvement in earnings is expected to come from several noninterest expense reduction and operational efficiency projects. Camco expects to see the benefits of this noninterest income initiative throughout 2008.

About Camco Financial Corporation:

Camco Financial Corporation, Holding Company of Advantage Bank, is a multi-state financial services Holding Company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia. Additional information about Camco Financial Corporation may be found on the Company's web sites: www.camcofinancial.com and www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                      Camco Financial Corporation
       Condensed Consolidated Statements of Financial Condition
   (In thousands, except for per share data and shares outstanding)

               (Unaudited)(Unaudited)(Unaudited)(Unaudited)(Unaudited)
                 12/31/07   9/30/07    6/30/07    3/31/07    12/31/06
                ---------- ---------- ---------- ---------- ----------
 Assets
  Cash and
   Cash
   Equivalents      23,004     16,950     21,596     24,099     26,542
  Investments       91,688    100,671    102,275    108,602    110,955

  Loans Held
   for Sale          3,169      2,733      3,134      3,415      3,664

  Loans
   Receivable
   (1)             818,725    840,920    837,291    832,266    825,298
  Allowance
   for Loan
   Loss             (6,623)    (6,253)    (7,020)    (7,126)    (7,144)
                ---------- ---------- ---------- ---------- ----------
  Loans
   Receivable,
   Net             812,102    834,667    830,271    825,140    818,154

  Goodwill           6,683      6,683      6,683      6,683      6,683
  Other Assets      86,615     85,956     80,702     81,451     82,218
                ---------- ---------- ---------- ---------- ----------

 Total Assets   $1,023,261 $1,047,660 $1,044,661 $1,049,390 $1,048,216
                ========== ========== ========== ========== ==========

 Liabilities
  Deposits         692,184    694,016    682,011    685,341    684,782
  Borrowed
   Funds           220,981    245,850    259,750    258,285    257,139
  Other
   Liabilities      21,462     18,955     12,752     14,533     15,203
                ---------- ---------- ---------- ---------- ----------

 Total
  Liabilities      934,627    958,821    954,513    958,159    957,124

 Stockholders'
  Equity            88,634     88,839     90,148     91,231     91,092
                ---------- ---------- ---------- ---------- ----------

 Total
  Liabilities
  and
  Stockholders'
  Equity        $1,023,261 $1,047,660 $1,044,661 $1,049,390 $1,048,216
                ========== ========== ========== ========== ==========

 Stockholders'
  Equity to
  Total Assets       8.66%      8.48%      8.63%      8.69%      8.69%

 Total Shares
  Outstanding    7,155,595  7,202,095  7,327,835  7,419,546  7,463,056

 Book Value
  Per Share         $12.39     $12.34     $12.30     $12.30     $12.21

 (1) - Excludes capitalized mortgage servicing rights, which are reported in Other Assets. Prior-period financial statements were reclassified to conform to the current period's presentation.

                       Camco Financial Corporation
             Condensed Consolidated Statements of Earnings
                         Year to Date Information
    (In thousands, except for per share data and shares outstanding)

                                     12 Months          12 Months
                                       Ended              Ended
                                      12/31/07          12/31/06
                                     (Unaudited)       (Unaudited)
                                      ---------         ---------
 Interest Income:
  Loans                                57,448            54,764
  Mortgage-backed securities            2,247             2,428
  Investment securities                 2,338             2,212
  Interest-bearing deposits
   and other                            3,284             3,285
                                      -------            ------
     Total Interest Income             65,317            62,689
                                      -------            ------

 Interest Expense:
   Deposits                            25,429            21,248
   Borrowings                          10,992            11,523
                                      -------            ------
     Total Interest Expense            36,421            32,771
                                      -------            ------
 Net Interest Income                   28,896            29,918

 Provision for Losses on Loans          1,495             1,440
                                      -------            ------
 Net Interest Income After
  Provision for Loan Losses            27,401            28,478
                                      -------            ------

 Noninterest Income:
  Late charges, rent and other          2,070            1,869
  Loan servicing fees                   1,375            1,412
  Service charges and other
   fees on deposits                     2,441            2,056
  Gain on sale of loans                   353              295
  Mortgage servicing rights               (68)            (549)
  Gain (loss) on sale of
   investment, mbs & fixed assets         (24)              22
  Gain (loss) on sale of real
   estate acq'd through foreclosure      (297)              (72)
                                      -------            ------
   Total noninterest income             5,850             5,033
                                      -------            ------

 Noninterest expense:
  Employee compensation and
   benefits                            13,012            12,410
  Occupancy and equipment               3,464             3,182
  Data processing                       1,186             1,344
  Advertising                           1,299             1,158
  Franchise taxes                       1,103             1,027
  Other operating                       6,921             5,789
                                      -------            ------
   Total noninterest expense           26,985            24,910
                                      -------            ------

 Earnings before provision for
  income taxes                          6,266             8,601
  Provision for income taxes            1,765             2,727
                                      -------            ------
 Reported Net Income                    4,501             5,874
                                      -------            ------

 Net Earnings                           4,501             5,874
                                      =======           =======

 Earnings Per Share Reported:
                         Basic          $0.61             $0.78
                       Diluted          $0.61             $0.78

      Basic Weighted Number of
            Shares Outstanding      7,326,907         7,508,006
    Diluted Weighted Number of
            Shares Outstanding      7,328,494         7,505,720

                     Camco Financial Corporation
             Condensed Consolidated Statements of Earnings
                         Quarterly Information
   (In thousands, except for per share data and shares outstanding)

                3 Months    3 Months   3 Months   3 Months   3 Months
                 Ended       Ended       Ended      Ended      Ended
                12/31/07    9/30/07     6/30/07    3/31/07   12/31/06
                (Unaudited)(Unaudited)(Unaudited)(Unaudited)(Unaudited)
                 ---------  ---------  ---------  ---------  ---------
 Interest
  Income:
  Loans             14,230     14,490     14,577     14,151     14,164
  Mortgage-
   backed
   securities          601        553        533        560        585
  Investment
   securities          508        590        600        640        603
  Interest-
   bearing
   deposits and
   other               820        801        825        838        822
                 -----------------------------------------------------
    Total
     Interest
     Income         16,159     16,434     16,535     16,189     16,174
                 -----------------------------------------------------

 Interest Expense:
  Deposits           6,558      6,537      6,330      6,004      5,972
  Borrowings         2,531      2,908      2,755      2,798      2,770
                 -----------------------------------------------------
    Total
     Interest
     Expense         9,089      9,445      9,085      8,802      8,742
                 -----------------------------------------------------
 Net Interest
  Income             7,070      6,989      7,450      7,387      7,432

 Provision for
  Losses on
   Loans               980        200        120        195        360
                 -----------------------------------------------------
 Net Interest
  Income After
  Provision for
  Loan Losses        6,090      6,789      7,330      7,192      7,072
                 -----------------------------------------------------
 Noninterest
  Income:
  Late charges,
   rent and
   other               506        458        517        589        450
  Loan servicing
   fees                345        335        343        352        345
  Service
   charges and
   other fees
   on deposits         634        642        598        567        537
  Gain on sale
   of loans             89        107         71         86         60
  Mortgage
   servicing
   rights              134        (22)      (127)       (53)      (368)
  Gain (loss)
   on sale of
   investment,
   mbs & fixed
   assets                1        (29)       --          10         (3)
  Gain (loss)
   on sale of
   real estate
   acq'd through
   foreclosure          15          4       (339)        17         (5)
                 -----------------------------------------------------
    Total
     noninterest
     income          1,724      1,495      1,063      1,568      1,016
                 -----------------------------------------------------

 Noninterest
   expense:
   Employee
    compensation
    and benefits     3,128      3,477      3,066      3,341      3,028
   Occupancy and
    equipment          829        891        875        869        797
   Data
    processing         299        317        285        285        302
   Advertising         280        358        339        322        316
   Franchise
    taxes              273        276        286        268        268
   Other
    operating        1,954      1,904      1,585      1,478      1,584
                 -----------------------------------------------------
    Total
     noninterest
     expense         6,763      7,223      6,436      6,563      6,295
                 -----------------------------------------------------

 Earnings before
  provision for
  income taxes       1,051      1,061      1,957      2,197      1,793
   Provision
    for income
    taxes              244        218        610        693        533
                 -----------------------------------------------------

 Net earnings          807        843      1,347      1,504      1,260
                 =====================================================

 Earnings Per
  Share
  Reported:
        Basic        $0.11      $0.12      $0.18      $0.20      $0.17
      Diluted        $0.11      $0.12      $0.18      $0.20      $0.17

   Basic
    Weighted
    Number of
    Shares
    Outstanding  7,183,709  7,278,187  7,392,499  7,457,583  7,462,642
   Diluted
    Weighted
    Number of
    Shares
    Outstanding  7,184,277  7,281,087  7,393,779  7,458,931  7,464,547

                         Camco Financial Corporation
                      Selected Ratios and Statistics
                Periods Ended December 31, 2007 and 2006
    (In thousands, except for per share data and shares outstanding)

                      3 Months    3 Months    12 Months   12 Months
                        Ended       Ended       Ended       Ended
                      12/31/07    12/31/06    12/31/07    12/31/06
                     (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                      ---------   ---------   ---------   ---------

 Return on average
  equity                3.63%       5.53%       4.98%       6.46%

 Return on average
  assets                0.31%       0.48%       0.43%       0.55%

 Interest rate
  spread                2.62%       2.71%       2.64%       2.73%

 Net interest
  margin                2.94%       3.16%       2.90%       3.14%

 Yield on earning
  assets                6.72%       6.54%       6.68%       6.26%

 Cost of deposits       3.99%       3.67%       3.90%       3.29%

 Cost of borrowings     4.41%       4.24%       4.40%       4.08%

 Total cost of
  interest bearing
  liabilities           4.10%       3.83%       4.04%       3.53%

 Noninterest expense
  to average assets     2.61%       2.40%       2.58%       2.35%

 Efficiency ratio      76.90%      74.51%      77.66%      71.27%

 Nonperforming
  assets to total
  assets                2.84%       2.06%       2.84%       2.06%

 Non performing
  loans to total net
  loans including
  loans held for
  sale                  2.94%       2.13%       2.94%       2.13%

 Allowance for loan
  losses to total
  loans                 0.82%       0.87%       0.82%       0.87%

 Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

                     Camco Financial Corporation
                      Averages for Quarters Ended
                   December, September and June 2007
   (In thousands, except for per share data and shares outstanding)

                                      --------------------------------
                                              December 31, 2007
                                      --------------------------------
                                       Average                 Yield/
                                       Balance    Interest      Rate
                                      --------------------------------
 Interest - Earning Assets:
  Loans held for sale                     3,017
  Loans receivable - net (2)            805,847     14,230       7.04%
  Mortgage-backed securities             53,670        601       4.48%
  Investment securities                  44,621        508       4.55%
  Interest-bearing deposits
   and other                             54,639        820       6.00%
                                      --------------------------------
    Total interest earning
     assets                             961,794     16,159       6.72%
                                      --------------------------------

 Noninterest-earning assets              74,946
                                      ---------

 Total Assets                         1,036,740
                                      =========

 Interest-Bearing Liabilities:
  Deposits                              657,862      6,558       3.99%
  Advances & Borrowings                 229,380      2,531       4.41%
                                      --------------------------------
   Total interest-bearing
    liabilities                         887,242      9,089       4.10%
                                      --------------------------------

 Noninterest-bearing sources:
  Noninterest-bearing
   liabilities                           60,503
  Shareholders' equity                   88,995
                                      ---------
 Total Liabilities and
  Shareholders' Equity                1,036,740
                                      =========

                                                 ---------------------
 Net Interest Income & Margin                        7,070       2.94%
                                                 =====================

                                      --------------------------------
                                             September 30, 2007
                                      --------------------------------
                                       Average                Yield/
                                       Balance   Interest      Rate
                                      --------------------------------
 Interest - Earning Assets:
  Loans held for sale                     2,934         --
  Loans receivable - net (2)            822,339     14,490       7.02%
  Mortgage-backed securities             51,225        553       4.32%
  Investment securities                  50,539        590       4.67%
  Interest-bearing deposits
   and other                             55,006        801       5.82%
                                      --------------------------------
    Total interest earning
     assets                             982,043     16,434       6.69%
                                     ---------------------------------

 Noninterest-earning assets              66,593
                                     ----------

 Total Assets                         1,048,636
                                     ==========

 Interest-Bearing Liabilities:
  Deposits                              650,830      6,537       4.02%
  Advances & Borrowings                 256,078      2,908       4.54%
                                      --------------------------------
   Total interest-bearing
    liabilities                         906,908      9,445       4.17%
                                      --------------------------------

 Noninterest-bearing sources:
  Noninterest-bearing
   liabilities                           51,784
  Shareholders' equity                   89,944
                                      ---------
 Total Liabilities and
  Shareholders' Equity                1,048,636
                                      =========

                                               -----------------------
 Net Interest Income & Margin                        6,989       2.85%
                                               =======================

                                      --------------------------------
                                               June 30, 2007
                                      --------------------------------
                                       Average                Yield/
                                       Balance   Interest      Rate
                                      --------------------------------
 Interest - Earning Assets:
  Loans held for sale                     4,190         --
  Loans receivable - net (2)            816,934     14,577       7.10%
  Mortgage-backed securities             50,479        533       4.22%
  Investment securities                  54,313        600       4.42%
  Interest-bearing deposits
   and other                             57,725        825       5.72%
                                      --------------------------------
    Total interest earning
     assets                             983,641     16,535       6.72%
                                      --------------------------------

 Noninterest-earning assets              64,075
                                      ---------

 Total Assets                         1,047,716
                                      =========

 Interest-Bearing Liabilities:
  Deposits                              651,792      6,330       3.88%
  Advances & Borrowings                 255,830      2,755       4.31%
                                      --------------------------------
   Total interest-bearing
    liabilities                         907,622      9,085       4.00%
                                      --------------------------------

 Noninterest-bearing sources:
  Noninterest-bearing
   liabilities                           48,890
  Shareholders' equity                   91,204
                                      ---------
 Total Liabilities and
  Shareholders' Equity                1,047,716
                                      =========

                                                 ---------------------
 Net Interest Income & Margin                        7,450       3.03%
                                                 =====================

 (2) - Does not include allowance for loan and lease losses, capitalized mortgage servicing rights or loans on nonaccrual status.
       Prior-period financial statements were reclassified to conform to the current period's presentation.

CONTACT:  Camco Financial Corporation
          Richard C. Baylor, Chief Executive Officer
           and President
            740-435-2040
          Eric S. Nadeau, Chief Financial Officer
           and Treasurer
            740-435-2044